NON-COMPETE AGREEMENT




This Non-Compete Agreement (this "Agreement") is made effective as of June 10, 1998, by and between Ameri-can Railway Systems, Incorporated, of 100 Walnut Street, Champlain, New York, 12919, and Non-competer, of Peter Ross, Peter Ross Associates, 276 Chartwell Rd., Oakville, Ontario.


In this Agreement, the party who is requesting the non-competition from the other party shall be referred to as "ARS", and the party who is agreeing not to compete shall be referred to as "NC".


ARS has created certain technology and business strategies related to automated railway crossings and railway communications (hereinafter called the "Technology").


1. NON-COMPETE COVENANT. For a period of 2 years after the effective date of this Agreement, NC will not directly or indirectly engage in any business that competes with ARS. This covenant shall apply to the geographical area that includes North America.


2. NON-SOLICITATION COVENANT. For a period of two years after the effective date of this Agreement, NC will not directly or indirectly solicit business from, or attempt to sell, license or provide the same or similar products or services as are now provided to, any customer or client of ARS.


Further, for a period of 2 years after the effective date of this Agreement, NC will not directly or indirectly solicit, induce or attempt to induce any employee of ARS to terminate his or her employment with ARS.


3. PAYMENT. ARS will pay compensation to NC for the covenants of NC in the amount of $100.00. This compensation shall be payable in a lump sum in $0.20 shares of ARS upon execution of this agreement.

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4.   CONFIDENTIALLY. NC will not at any time or in any manner, either directly or indirectly, use for the personal benefit of NC, or divulge, disclose, or communicate in any manner information that is proprietary to ARS. NC will protect such information and treat it as strictly confidential. The obligation of NC not to disclose confidential information shall continue for a period of 5 years after the effective date of this agreement.

5. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written.

6. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited,

7. INJUNCTION. It is agreed that if NC violates the terms of this Agreement, money damages will be insufficient to compensate ARS. Therefore, ARS will be entitled to seek injunctive relief (i.e., a court order that requires NC to comply with this Agreement) to enforce the terms of this Agreement.




Protected Party:
Ameri-can Railway Systems, Incorporated.


     /s/ Peter Ross

By: /s/ Sydney Harland
    __________________________________________
    Ameri-can Railway Systems, Incorporated.